Aames 2000-2

Mortgage Pass-Through Certificates

Prepayment Report for June 25, 2001 Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENTS	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

Current
Number of Paid in Full Loans	8	24	29	61
Number of Repurchased Loans	-	-	-	-
Total Number of Loans Prepaid in Full	8	24	29	61

Paid in Full Balance	1,306,107.67	3,101,402.09	2,196,487.40	6,603,997.16
Repurchased Loans Balance	-	-	-	-
Curtailments Amount	2,274.51	354,818.55	7,907.35	365,000.41
Total Prepayment Amount	1,308,382.18	3,456,220.64	2,204,394.75	6,968,997.57

Cumulative
Number of Paid in Full Loans	25	111	110	246
Number of Repurchased Loans	-	-	-	-
Total Number of Loans Prepaid in Full	25	111	110	246

Paid in Full Balance	5,741,571.17	11,939,417.70	8,540,632.79	26,221,621.66
Repurchased Loans Balance	-	-	-	-
Curtailments Amount	9,724.35	402,696.11	59,656.34	472,076.80
Total Prepayment Amount	5,751,295.52	12,342,113.81	8,600,289.13	26,693,698.46

SPACE INTENTIONALLY LEFT BLANK

Total Prepayments by Groups (in thousands of dollars)

Total Prepayments (in thousands of dollars)

Page 18 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2000-2

Mortgage Pass-Through Certificates

Prepayment Report for June 25, 2001 Distribution
Prepayment Report - Voluntary Prepayments
VOLUNTARY PREPAYMENT RATES	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

SMM	2.34%	1.36%	1.57%	1.55%
3 Months Avg SMM	2.67%	1.14%	1.18%	1.35%
12 Months Avg SMM
Avg SMM Since Cut-off	1.65%	0.80%	1.00%	0.97%

CPR	24.75%	15.15%	17.30%	17.07%
3 Months Avg CPR	27.76%	12.83%	13.32%	15.01%
12 Months Avg CPR
Avg CPR Since Cut-off	18.15%	9.16%	11.36%	11.02%

PSA	1652.76%	1028.31%	1211.19%	1167.04%
3 Months Avg PSA Approximation	2140.35%	1007.13%	1084.49%	1189.02%
12 Months Avg PSA Approximation
Avg PSA Since Cut-off Approximation	1824.35%	939.57%	1223.06%	1144.81%

CPR by Groups

Total CPR

PSA by Groups

Total PSA

Page 19 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2000-2

Mortgage Pass-Through Certificates

Prepayment Report for June 25, 2001 Distribution
Prepayment Report - Voluntary Prepayments

CPR Avg since Cut-Off by Groups

Total CPR Avg since Cut-Off

PSA Avg since Cut-Off by Groups

Total PSA since Cut-Off

PREPAYMENT CALCULATION METHODOLOGY
Single Monthly Mortality (SMM): (Voluntary partial and full prepayments + Repurchases)/(Beg Principal Balance - Sched Principal)
Conditional Prepayment Rate (CPR): 1-((1-SMM)/\12)
PSA Standard Prepayment Model: CPR/(0.02*min(30,WAS))
Average SMM over period between nth month and mth month (AvgSMMn,m): [(1-SMMn) * (1-SMMn+1) *. . . . .*(1-SMMm)]/\(1/months in period n,m)
Average CPR over period between the nth month and mth month (AvgCPRn,m): 1-((1-AvgSMMn,m)/\12)
Average PSA Approximation over period between the nth month and mth month: AvgCPRn,m/(0.02*Avg WASn,m))
Average WASn,m: (min(30,WASn)+min(30,WASn+1)+. . . . .+min(30,WASm)/(number of months in the period n,m)
Weighted Average Seasoning (WAS)

Note: Prepayment rates are calculated since deal issue date and include partial and full voluntary prepayments and repurchases.
Dates correspond to distribution dates.

Page 20 of 27	© COPYRIGHT 2001 Deutsche Bank